Exhibit 10.16

BETWEEN: AND - LEASE BEDFORD STORAGE MMITED PARTNERSHIP, a limited paMarship duly constituted undo the laws of Ontario, having its head office al 266 Klng Skeet Wem, Suite 405 , Toronto, Ontarlo, MSV 1 H 8 , herein acting and represented by its general paMer . Bedford SailStorage Corporation, a corporatlon duly consti \ utad pursuanc to the laws of Ontarlo, having its head office at 266 King Slzeet West, Suite 405 , Toronto, Ontario, MSV 1 H 8 , Itself repasenfed by Paul Homak, its Vice - President, duly authorized as he so declares ; (hereinafter called the ”Landlord‘) NWORKS MMAGEMENT CORP . , a corporadon govenmd by ae Censdism 8 usimers Gofgo‹efkms âc¿, having its head oflice af 20 Deachânes Street, Saint - ouenlin, New Brunswick, E 8 A 1 MI, herein actfng and represented by Anihony Levasqua, Director of Operations, duly aulhoñzed in virtue of a resolutlon of Iha Directors daled March 16 , 2020 ; (harelnaftar called the *Tanam") WHEREAS the Landlord is Ifie owner of the building located at 3195 de Bedford Road, in the City of Montr 6 el (Borough of Cdte - des - Neigea — NoFe - Dame - da - Grdce) Province of Québec, H 3 S 1 G 3 , having e rentable area of 1 Bb, 947 sq . R .. together with all improvements, alterations or addieons situated therein (tha "Building"), Ihe whole as shown on Schedule ƒ A" hereto ; WHEREAS the Tenant wishes to leasa from Landlord a space k›cated in the Building and the Landbrd agrees to lease to Ihe Tenant the fiaiâ spaca ; THEREFORE, THE PARTIES HEREBY MUTUALLY AGREE AS FOLLOWS : ARTICLE 1 - INTERPRETATION In lhia Laase, unlaas the context indicates otherwise, the following words or expressions hava the meanings set forth below : (a) "Additional Rant" has the maaning ascrlbed lo It under SecLon 5.2; (b) "BacJc Rent" has Ihe meaning ascribed to it undor SactJon 5.1; (c) "HVAC Systam" means the heating, alr - coridltlonlng and ventilatlng systems of the Building and tha Pramisas, induding any components thereof ; (d) - Land” means the Bnd on which the Building Is situated and known as lot number TWO MILLION ONE HUNDRED SEVENTY - FOUR THOUSAND FIVE HUNDRED AND FORTY - sEVEN (2 174 547) of Cadaet« of Québec, Registration Division of Montr8el. te) "Landlord's Work" has the meaning ascribed to It In Schedule "B": (f} "Law" indudas any applicable staMte, regulation, by - law. rule, regulation, order or ¢<dinance of any level of government, whether federal, provincial. municipal or otherwisa, or of any cornpatem court or regulatory authorrly; (g) "Leaae" means this Lease and all schedules attached thereto, as it or they may from time to lime ba amended ; (h) "Leaae Year" means, in respect o we rw‹ Lena Year . the period of time commencing on the Commencement Date and explring on lhe last day of tha monlh of December next fdbwing ; thereafter, each Lease Year shall consist of consecutive periods of twelve (12)

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ii. environmental or hazardous substances site reviews, site clean-up and related expenses not caused by the Tenant;

iii. in connection with the original acquisition, original development, original construction of the Building and any new expansion in the square footage of the Building;

iv. the depreciation of the Building (including the improvements, fixtures or equipment thereto);

v. any principal and/or interest on any mortgage related to the Building or any ground rentals/payment relating to emphyteusis and/or any other debt costs of the Landlord, if any;

vi. income taxes, profits on taxes or other taxes, which are personal to the Landlord;

vii. tax on capital and any large corporation tax and any similar tax imposed or levied on Landlord;

viii. net recoveries from insurance policies taken out by Landlord, and warranties in favour of Landlord;

ix. interest or penalties incurred as a result of Landlord's late payment of any bill, and any bad debt loss, rent loss or reserves for bad debt or rent loss;

x. any federal goods and services tax (GST) and any Québec sales tax (QST) to the extent that they are available to Landlord as a credit.

(k) "**Premises**" means Unit 4 in the Building, having a rentable area of approximately 64,642 sq. ft., subject to final measurement as per the Landlord's chosen measurement method for the Building;

(l) "**Prime Rate**" means the prime rate of interest charged from time to time by Landlord's bankers to their prime commercial corporate borrowers on demand loans in Canadian dollars;

(m) "**Property**" means collectively the Building and the Land;

(n) "**Proportionate Share**" means a fraction that has as its numerator the rentable area of the Premises, and as its denominator, the rentable area of the Building. As of the date of execution hereof, Tenant's Proportionate Share is estimated to be 34.58%. This ratio may vary in the event of an increase or a reduction in the rentable area of the Building;

(o) "**Real Estate Taxes**" shall mean collectively, all taxes, surtaxes, rates, levies, impositions and assessments, general or special, and any other taxes, surtaxes, rates, levies, impositions or assessments which are now or which may ever be levied or imposed, for municipal, urban community, school, public betterment, general, local improvement or other purposes against or in respect of the Building and Land by any Taxing Authority. If the system of taxation now in effect is altered and any new tax, surtax, rate, levy, imposition or assessment is imposed or levied upon the Building and Land or the owner thereof in substitution for or in addition to those presently levied or imposed upon the Building and Land, the term "Real Estate Taxes" shall include such new tax, surtax, rate, levy, imposition or assessment. If at any time any credit or rebate is given to the Landlord by a competent taxing authority with respect to any vacant space in the Building, the Tenant shall not be entitled to any portion thereof;

(p) "**Rent**" means collectively the Basic Rent, the Additional Rent and any other amount due by the Tenant to the Landlord in virtue of this Lease;

(q) "**Structure**" means all structural aspects of the Property including, without limitation, the foundations, any bearing or exterior walls, the roof and the roof membrane, the parking lot structure;

(r) "**Taxing Authority**" means any duly constituted public authority, whether federal, provincial, municipal, school or otherwise, legally empowered to make assessments or evaluations or to levy, rate, charge or assess taxes, rates, assessments, charges or fees of any sort; and

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(s) "**Term**" means the Initial Term and any renewal period of this Lease as set forth in Section 3.3, once Tenant has exercised its option.

1.2 Captions and Paragraph Numbers

Captions, paragraph numbers and section numbers are inserted only for convenience and in no way define, limit, construe or describe the scope or intent of such paragraphs or articles of this Lease nor in any way affect this Lease.

1.3 Extended Meanings

The words "hereof", "herein", "hereunder" and similar expressions used in any section, paragraph or subparagraph of this Lease relate to the whole of this Lease and not to that section, paragraph or subparagraph only, unless otherwise expressly provided. The use of the neuter singular pronoun to refer to Landlord is deemed a proper reference even though Landlord is an individual, a partnership, a corporation or a group of two or more persons or any combination thereof. The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where there is more than one Landlord, or to corporations, associations, partnerships or individuals, or to males or females, shall in all instances be assumed as though in each case fully expressed.

1.4 Reasonableness

The parties hereto shall exercise their rights and act reasonably at all times. Whenever the decision, consent, approval or permission is required of Landlord, or the discretion of Landlord must be exercised, then such decision, consent, approval or permission shall also require Landlord to act reasonably and not be withheld or delayed unreasonably nor shall such discretion be exercised unreasonably, arbitrarily or unfairly.

ARTICLE 2 - LEASE

2.1 Lease

Landlord hereby leases the Premises to Tenant, and Tenant leases same from Landlord, for the Term.

The parties hereto agree that this Lease is a net lease. The Tenant acknowledges and agrees that this Lease, save and except as otherwise indicated in this Lease, is an entirely net lease for the Landlord. Unless indicated to the contrary herein, the Landlord shall not be responsible during the Term for any costs, charges, expenses and outlays of any nature whatsoever arising from or relating to the Premises, the use and occupancy thereof or the contents thereof or the business carried on therein and the Tenant shall alone be responsible for and pay all costs, charges, impositions and expenses of any nature whatsoever relating to the Premises and the Tenant's Proportionate Share of all costs, charges, impositions and expenses of any nature whatsoever relating to the Property, including all costs incurred or paid for by the Landlord on the Tenant's behalf.

2.2 Representations

Conditions of the Premises

Subject to Landlord's Work, the Landlord declares that the Building and Premises are in good working order and state of repair and are, to the best of Landlord's knowledge without doing inquiry, in compliance with all applicable Laws. The Landlord further declares that, as of the date of execution of the Lease, it has not received any notice of non-compliance from any governmental authority in relation to the Building and Premises. Landlord shall be responsible to ensure that the Building and Premises are at all times in good working order and state of repair and in compliance with all applicable laws, subject to Tenant's obligations hereunder.

Subject to the Landlord's Work set out in Schedule B, the Tenant declares that it has visited the Premises, that it accepts the Premises on an "as is, where is" basis, and that it shall not call upon the Landlord to perform any improvements other than the Landlord's Work. All the modifications, alterations and leasehold improvements to the Premises, including any modifications to the Building and installation of special equipment that may be required by the Tenant (including specific modifications to the HVAC and/or ventilation systems to operate the Premises for the Permitted Use beyond what is normally required as HVAC system for the Premises) to operate

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the Premises for the Permitted Use, which in each case are not specifically within the scope of the Landlord's Work, shall be performed by the Tenant, at its cost, in compliance with Section 9.3.

ARTICLE 3 - INITIAL TERM AND OPTIONS

3.1 Initial Term

The initial term of the Lease shall be fifteen (15) years and nine (9) months (the "**Initial Term**") commencing on September 1st, 2020 (the "**Commencement Date**"), and terminating on May 31st, 2036 (the "**Expiry Date**"), unless terminated earlier pursuant to the provisions hereof.

3.2 Early Occupancy

Notwithstanding the Commencement Date, the Tenant shall have the right to occupy the Premises, in common with the Landlord, immediately following the later of: (a) the date both parties have signed the present Lease; (b) the date the Landlord receives the Letter of Credit, and (c) the Landlord receives the Tenant's insurance certificate that the Tenant must provide pursuant to Section 11.3 (the "**Early Occupancy Date**"), in order to carry out the fixturing of the Premises and to operate its business in accordance with the Permitted Use. During the period commencing on the Early Occupancy Date until the day immediately preceding the Commencement Date (the "**Early Occupancy Period**"), the Tenant shall not be required to pay Basic Rent and Additional Rent; however, the Tenant shall be bound by all other terms and conditions of the Lease during the Early Occupancy Period, and shall pay all other charges, costs, outlays and expenses payable by Tenant under this Lease, including without limitation, the cleaning cost and the cost of utilities consumed in the Premises.

In the event the Landlord is delayed in substantially completing the Landlord's Work within the delays provided for in Schedule B, the Landlord shall not be liable toward Tenant for any such delays in delivering the items of the Landlord's Work, without any compensation being due to Tenant by the Landlord therefor, and without affecting the validity of the Lease or construing Landlord liable in damages of any nature whatsoever toward the Tenant.

Notwithstanding the foregoing, any delay in meeting the deadlines set out in Schedule B, shall postpone the Commencement Date (and consequently, the payment of Rent by Tenant) and the Expiry Date by the number of days equivalent to said delay. Also, for the purposes of not delaying the beginning of the Tenant's operations within the Premises, Tenant shall have the right, after giving Landlord a fifteen (15) day prior written notice, to cause the performance of the work not completed by the Landlord and recover the reasonable costs thereof from the Landlord (including through deduction from the Rent payments).

3.3 Option to Renew

Subject to the Right to Terminate pursuant to the provisions of Section 3.4, and provided the Tenant is not then in default under the Lease, and has delivered to the Landlord, no less than nine (9) months prior to the expiry of the Initial Term, or the First Renewal Period, as the case may be, a written notice of its election to renew the Lease, the Tenant shall have the right to renew this Lease for two (2) additional periods of five (5) years each (the "**Option to Renew**"), each being from June 1st, 2036 until May 31st, 2041 (the "**First Renewal Period**") and from June 1st, 2041 until May 31st, 2046 (the "**Second Renewal Period**"), on the same terms and conditions as are contained in this Lease, save and except that:

(a) Tenant shall accept the Premises in their "as is, where is" condition on the commencement date of the renewal period in question; the Landlord having no work to perform to the Premises nor any Landlord's Work;

(b) the annual Basic Rent payable for the five (5) year period of each Renewal Period shall be equal to the current market Basic Rent prevailing prior to the commencement of the applicable Renewal Period for a renewal of a lease for buildings of similar type and condition, but shall never be less than the annual Basic Rent payable by the Tenant during the last year of the Term or, as the case may be, the First Renewal Period, immediately preceding the then exercised renewal period (the "**Market Basic Rent**").

In the event the Landlord and Tenant do not come to an agreement on the Market Basic Rent within two (2) months of a Renewal Notice, then, the Landlord and Tenant shall each have the option to submit the issue to arbitration, subject to providing a written notice to that effect to the other party no later than thirty (30) days of the expiry of that two (2) month period, failing which the Basic Rent payable by the Tenant for the Initial Term shall be

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applicable until the decision is rendered by the arbitrator. Should any such notice to submit the issue to arbitration be given according to above, the arbitration shall be conducted in accordance with articles 620 to 648 of the *Code of Civil Procedure*, except that there will be one arbitrator only, who shall be a chartered appraiser and member in good standing of the *Ordre des évaluateurs agréés du Québec* having at least ten (10) years of experience in evaluating properties of comparable type, size, age and condition of the Premises located in the area where the Building is located. Within twenty (20) days of that notice, the parties shall appoint the appraiser. If the parties do not agree on the choice of the appraiser within that twenty (20) day period, one of them may ask a judge of the Superior Court of the Province of Québec to appoint the appraiser.

Once appointed, the appraiser shall forthwith proceed to the determination of the Market Basic Rent. The appraiser/arbitrator shall provide the parties with its written report within the briefest delay. The appraisal shall be final and binding upon the Landlord and Tenant. Unless the arbitrator decides otherwise, the arbitration costs shall be borne equally between the Landlord and Tenant;

(c) there is no Tenant's Allowance, no Early Occupancy Period, no free rent period, nor any other Tenant inducement; and

(d) this Option to Renew shall not apply anew and there shall be no other renewal periods after the Second Renewal Period.

For clarity, the Landlord's Right to Terminate and the Tenant's obligation to provide and maintain the Letter of Credit shall apply to the renewal periods.

This Option to Renew is not personal to NWorks Management Corp. and may be assigned or transferred to a Transferee pursuant to a Transfer in accordance with Article 13.

3.4 Landlord's Right to Terminate

If the Landlord intends to redevelop the Property and demolish the Premises, the Landlord shall have a continuous right to terminate the Lease (the "**Right to Terminate**") with effect at any time after the Expiry Date, upon giving Tenant a twenty-four (24) month prior written notice to this effect (the "**Termination Notice**"). The Termination Notice shall indicate the date of termination of the Lease (the "**Termination Date**"), which shall not be earlier than the Expiry Date subject to giving Tenant the Termination Notice.

The Landlord's Right to Terminate the Lease shall be without any compensation or deduction of any kind for the Tenant therefor; the Tenant renouncing to all of its rights and recourses. The Landlord shall not be liable to the Tenant, the Tenant's agents, representatives, employees, directors and officers, customers or guests for any damage, loss, cost, charge, expense and outlay of any nature occurring for any reason as a result of the Right to Terminate. However, should the Landlord not proceed with the demolition and redevelopment of the Property as set forth in the Termination Notice and the Second Notice, other than by reason of superior force the Tenant shall have all rights and recourses to claim from the Landlord any damage, loss, cost, charge, expense and outlay of any nature suffered as a result of the earlier termination of the Lease, excluding any loss or profit or indirect damages.

Notwithstanding the sending of the Termination Notice, the Tenant must respect all the terms and conditions of the Lease up until the Termination Date.

All the terms and conditions of the Lease applicable to the expiration of the Lease shall apply to the Termination Date.

Notwithstanding the Termination Date, Tenant shall remain liable for any and all adjustments of Additional Rent which may be effected after the Termination Date, in respect of any period of the Term occurring prior to the Termination Date.

Landlord benefits from the Right of Termination notwithstanding anything to the contrary in the Lease including, but not limited to, the exercise by the Tenant of any of its Option to Renew the Lease pursuant to Section 3.3.

3.5 Overholding

If Tenant remains in possession of the Premises after the expiry of the Term, there shall be no tacit renewal of this Lease, and Tenant shall be deemed to be occupying the Premises on a

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Cth - to - month basis on the same terms and editions of the Laase as are applicable l a a monthly lease, save and excep 1 that the Tenant shall pay tha aggragale of (i) a monthly Basic Rent equal to J 25 ƒ /» of the last monthly paymant of Basic Rent for the last year of the Tern and (il) one twelfth ( 1 / 12 ) of the Addllional Ram payable by the Tenant for the last year of the Term payable In advance on the first day of each momh . This month - to - month tenancy may be terminated at any lime thereafter with a prior thirty (30) day notice by the Landk›rd to the Tenant . 3.6 Rlght to Enter During the last nine (9) months of the Term, Landlord shall hava the right, upon giving Tenant a twenty four (24) hours' prior written notice to lhis affect . to antar upon and exhibit the Pramlsas during usual business hours to any prospective tenant . Landlord shah also have tha right during such pariod to place and keep upon the Premises notices or signs to the effect that same are for rmc ARTICLE 4 - USE OF PREMISES 4.1 Uae of Premises Tanant shall use tha Premises solely for Iha purgosas of a dala centre, Ie uses related to ihe foregoing, incMding, without limitation . technokgy services, for storage and for office use, and for no other purpose (tha "Pemlttad Uae“) . The operation of a data centre entails the licansing of parts of the Premises by the Teruinl to ils customers, whlch licenses shall nol be construed as subleases or cuslomers, as subtenants . For tJia Tenant !^ 9 ^ • t such llcansea Io ils cMstomers, the prior consent of the Landlord is not required . Tenant shall have the righl to use certain areas on the roof of the Building, at locatlons delermlned by the Landlord and tfie Tenant, both acting reasonably, for ihe purposes of insta $ lng, at the Tenant's costs, the Tenant's specialized equipment for the Pemitted Use . Any SuCh inslallatlon shah be parfomed by Tenant, at its cost, in accordance wilh the provisions of tha Lease . Tenant shall also have the right lo uee areas on the Land adjacent to the Premises for outdoor equipment storage at bcations detarmined by the Landlord . It is undarstood by tha parties \ hat no rent shall be payable la the Landlord for the use of any of those areas . Notwithetandlng any Law and any provision herein to tha contrary, Tanant shall at any time durlng the Tann have Ihe right to cease to occupy the Premises or part thereof for any part ol Ihe Tern and to vacate sama, while remaining liable however for the payment of Rem and Ihe performance of its othar obligations hereunder . Tenant shall however, notify the Landlord of any vacancy by prior thirty (30) day wrillen nolice . Landlord does not represent or warrant that the Perrnined Use comply with lhe Law ; and this Lease is nol conclltlonal upon Tanant obtaining any permit for tha carrying on of its bUsinass from any munlclpal or other authonty . Tenant, at its cosl, shall be solely responsible to oblaln all permits, consents and authorlza 0 ons required for its occupation of the Pramieas and the operation of ita buslness (heroin for lhe Permitted Use . Pr¢nriding the Tenanl is not in default under the Lease, the Tenant shall have the rlghl to use up to a maximum of eighteen (18) parking spaces, as follows: six (6) reserved parI‹ing spaces located immediately in from of the Premises, al the area approximately shown on the Mo (2) plans attached herelo jointly as Schedule - C - 1”; (b) Iwo (2) reserved parking spaces (identified as dlsebled person parking) located in front of the premises of the adjacent premises at Ihe location approximately shown on the photo attached hereto as Schedule "C - 2 - . Tbe Landlord . at any time, may move those h • o (2) parking spaces to the area which is at an angle in front of tI'ie paving stone to the right of tha slams shown on tha photo in Schedule “C - 2 * ; and (c) ten (10) parking spaces located in the general parking area of the Property, as approximately shown in yellow on tha plan attached hareto as Schedule "C - 3 . (colk«ztiveIy: the "Parking Spacas”). The Tenant. at iB sole cost and expense, shall be responsible to mark, paint or otherwise display "raservad fa - NWorks" or slmllar taxt in each of the above six (6) rasarved parking spacas, and served NWorks" e similar text for the two (2) reserved parking spaces to such effaCt,

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and the Tenant shall be responsible for, and shall be entitled to, monitor these reserved parking spaces including the right of towing the cars parked without authorization. The above ten (10) non-reserved parking spaces are located in the parking lot of the Property and are to be used in common with the other tenants of the Property. Subject to the foregoing, the Tenant shall not have the right to use those parking spaces of the parking lot which are designated, from time to time by the Landlord, as being for the exclusive use of another tenant.

The Tenant undertakes: (a) not to assign or sublease the Parking Spaces; (b) to use the Parking Spaces for the purpose of parking passenger vehicles, and for no other purpose, and (c) to respect any rules and regulations enacted from time to time by the Landlord for the proper use and management of the parking lot, subject to the Tenant's rights under this Lease, which rules and regulations shall be deemed to be incorporated into and form part of this Lease.

The Landlord shall in no event be responsible for any loss or theft of, or damage to the passenger vehicles nor for any property left at the parking lot; the use of the parking lot being at all times at the risks of the respective owner of the passenger vehicles.

ARTICLE 5 – RENT

5.1 Basic Rent

Tenant hereby agrees and covenants to pay to Landlord, throughout the Initial Term, without abatement, set-off, deduction or compensation, in lawful money of Canada, the following annual basic rent with respect to the Premises, which shall be payable in equal consecutive monthly instalments, in advance on the first day of each calendar month of each Lease Year (the "**Basic Rent**"), as follows, subject to the final measurement of the Premises:

Periods	Rate per square foot of rentable area	Annual Basic Rent	Monthly payments
Sept. 1, 2020 to Nov. 15, 2020	$0.00	$0.00	$0.00
Nov. 16, 2020 to Feb. 15, 2021	$2.50	$161,605.00	$13,467.08
Feb. 16, 2021 to May 31st, 2021	$3.25	$210,086.50	$17,507.21
June 1st, 2021 to May 31, 2022	$5.49	$354,884.58	$29,573.72
June 1, 2022 to May 31, 2023	$5.65	$365,227.30	$30,435.61
June 1, 2023 to May 31, 2024	$5.82	$376,216.44	$31,351.37
June 1, 2024 to May 31, 2025	$6.00	$387,852.00	$32,321.00
June 1, 2025 to May 31, 2026	$6.15	$397,548.30	$33,129.03
June 1, 2026 to May 31, 2027	$6.30	$407,244.60	$33,937.05
June 1, 2027 to May 31, 2028	$6.46	$417,587.32	$34,798.94
June 1, 2028 to May 31, 2029	$6.62	$427,930.04	$35,660.84

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Monthly payments ! Annua l Basic Rent Rate per square foot of rantabla area Periods $36,S76.60 ’ $436,919.18 $6.79 June 1, 2029 fa May 31, 2030 $Z7492.36 $449,90fK32 $6.SG June 1, 2030 la May 31. Z031 $d60,697.46 67.13 t June 1. 2031 to May 31, Z032 $39,377.75 $472.533.02 $7.31 June 1, 2032 Io May 31, 2033 $40.347.38 $484,168.56 $749 Juna 1, 2033 to May 31, 2034 $41,370.88 $4B6,450.56 $7.68 June 1, 2034 to May 31. 2035 $42.394.38 $7.B7 Juna 1, 2035 to May 31, 2036 2. Addiflonal Rent In addition lo the Basic Rent, Ihe Tenent shall pey la Landlord the Additional Rent with respect to lhe Pramisas, which is payable in equel consecutive monthly instalments, in advance on the first day of each calendar rrxzuth of each Lease Year, without set - off, compensation . abatement or deduction whatsoever . The Additional Rent shall indude : (a) The Tenanl's Proportionate Share of the Operating Costs; (b) The Tenant's Proportionate Share of fhe Real Eslate Taxes; and (c) An administration fee of 15% of the Tenant's Proportionate Share of Operabng Costs. The Landlord shall rernif to the Tenant, at least sixty (60) days before each Lease Year, the estimated amount of the Tenant‘s Proportionate Share of the Operating Costs and Real Estate Taxes for that period, and \ he monthly paymen \ s of Additional Rent shall 1 hen be es \ abIished for said Lease Year basad on lhat estimate . Within 120 days after the end of each Lease Year, lhe Landlord shall ramit to tha Tenant a statement, along with the supporting documents, indicating fhe actual amounts of tha Operating Costs and Real Estate Taxes . for lha said Lease Year . Should the actual amount of Tenanl's Proportionate Share of such Operating Casts and/or Real Estale Taxes indicated in the Landlord's statement and supporting documents be greater than lhe total of the amounts already Daid by the Tenant to the Landlord, then lhe Tenant shall reimburse any amount to the Landlord within lhirty (30) days folbwing the delivery of Ihe above - mentioned statement . Should the actual amount of Tanant's Proportlonate Share of such Operating Costs and/or Real Estate Taxeg indicated in the Landlord's statement be less than the total of the amounts already pald by lho Tenant to the Landlord, then such amount overpaid shall be credited by the Landlord on Ihe next mon 1 hly payment of RenL The Landlord‘s statement shall be condusive as to Iha amount of these costs for the period covered . subject to the following . If tha Tenant raises any objection with respect to the Operating Costs (an "Objectlon“j, such Objection must be transmitted to the Landlord in writing wilhin fhirty (30) days following receipt by the Tenant of the statement (the Objection Notice") . The Landlord shal have Ihirty (20) daya to respond to the Objectian . If the Landlord failstoreepondwitWnsuchddayor'esmndsbutdoesuo#agmewNhTe 0 bocdon,theTenant, at its cost, shall have the rlght to submit the Objection notified to the Landled in the aforanientloned aeJay and manner to be resolved by an independenl lhird party accounting finn appolnted by both Landlord and Tenanl within a reasonable lime pariod and its decision shall be

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final and binding. The cost of such third party accounting firm shall be shared equally between the Landlord and Tenant.

For information purposes, the estimated Additional Rent for year 2020 is $3.50/sq. ft. per annum.

The Additional Rent shall also include the following amounts which shall be payable by the Tenant to the Landlord on demand:

(a) the cost of any additional services provided by Landlord at Tenant's request; and

(b) any other costs, fees or amounts payable to Landlord by Tenant pursuant to this Lease.

Notwithstanding the foregoing, the Tenant shall not pay any Additional Rent until February 16, 2021.

5.3 Interest and Payment

Unpaid amounts due under this Lease, as rent or otherwise, bear interest, compounded monthly, at the Prime Rate, increased by five percent (5%).

5.4 Place of Payment

All Rent shall be paid when due at the principal place of business in Canada of Landlord or at such other place in Canada as Landlord may from time to time designate without demand or other formality.

Notwithstanding the foregoing, the Tenant shall pay all Rent by way of electronic funds transfer into such bank account as designated by the Landlord to the Tenant, from time to time.

5.5 Sales Taxes

Tenant shall pay to Landlord all goods and services taxes and Québec sales tax, imposed on Rent by any competent authority (**"Sales Taxes"**). Such Sales Taxes shall be payable by Tenant at the same time as the amounts for which such taxes are imposed are payable to Landlord under this Lease. All invoices to be provided by the Landlord to the Tenant shall indicate the Landlord's G.S.T. and/or Q.S.T.

5.6 Accrual of Annual Basic Rent

Annual Basic Rent shall be considered as accruing day to day hereunder from the Commencement Date of this Lease. If it is necessary for any reason to re-calculate such annual Basic Rent for an irregular period during the relevant Lease year, an appropriate apportionment and adjustment shall be made on a *per diem* basis based upon a 365 day calendar year.

5.7 Prepaid Rent

Intentionally deleted.

ARTICLE 6 – LETTER OF CREDIT

At the latest five business (5) days following the execution of this Lease by both parties, the Tenant shall give to the Landlord an irrevocable letter of credit issued by a Canadian chartered bank or the Desjardins Group in favor of the Landlord (the **"Letter of Credit"**), as security for the fulfilment of Tenant's obligation under the Lease.

The Letter of Credit shall be in the amount of TWO HUNDRED THOUSAND DOLLARS ($200,000.00) for an initial term of twelve (12) months renewed annually (for the amount set out below) up until the end of the Term of the Lease.

At the end of Letter of Credit's initial term of twelve (12) months, the amount of the Letter of Credit will be reduced to ONE HUNDRED TEN THOUSAND DOLLARS ($110,000.00) and shall remain same for each annual renewal up until the end of the Initial Term of the Lease.

Should the Tenant be in default under the Lease, the Landlord shall have the right to draw on the Letter of Credit to recover the cost resulting from the Tenant's default. The Tenant shall then be responsible to top up the Letter of Credit to an amount equal to one hundred twenty-five percent (125%) of the amount drawn on by the Landlord within fifteen (15) days of receiving a notice from

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- 11 Ihe Landlord to this effacL lhe whole without prejudice lo such other rights, ramedies and recourses as available to Landlcrd in ltie circumstances . The furnishing of the Letter of Credit will not relieve the Tanant from the peyment of Rent or any othar chargaa for which the Tenant is liable under or in virtue of tha Lease or in any wey relieve tha Tanam from the faithful and punctual performance of al covenants and condltions comainad In or anterad inlo in vinue of the Lease . If, in accordance wilh Artlde 13 , the Leasa is subleased or assigned . the Landlord shall be unfilled to damand that the Latter of Credit be replacad by a new leder of credit which shall have to ba provided by the agsignea or sublessee free of charge to tha Landlord at the latest on the affedive dateolWesubleaseorasbgMmeMt x e wsemaybiUponreceip(byihe Landbdo(Wenew letter of crediL tha Leher of Credit shall becoma null and void and shall be immediately returned by Ihe Landlord la the Tanant . The Laher of Gredif shall be fraid by the Landlord without liability for interest . Figeen (15) days following the expiry of the Initial Tern of the Lease, and where (a) lhe Laase is renewed pursuant lo Sedlon 3 . 3 , then tha Letter of Credit shall be returned to Itie Tenanl, or (b) the Leasa Is not renewed and explras on the Explry Date, lhen the Letter of Credit shall be returned to the Tanant provided the Premlsas hava baen vacated in go ¢ <l order and condition . subject to the Landlord's obligalians under this Lease, and provided Ifie Tenant shall have complied in all respects with all terms, covenants and conditions herein contained at the satisfaction of the Landlord, acting reasonably . Such Letler of Gredit shall not be governed by the provisions of Anlcle 2280 and following of the Civil Code of Quebec and shall not be construed as being the propeny of tha Tenant . In the event of bankruptcy . insolvency or liquidation of the Tenant . Ihe Landlord shag immediately have lhe right lo confiscate the amount of the Letter of Credit as owner of said amount . ARTICLE 7 - TMES 7.I Raal Estate Taxes Ouring Ihe Term of this Leasa . Tenant is responsible for paymanl of its Proportionate Share d Real Es 1 ate Taxes assessed againsl the Property . 7.2 Business Taxea Tenant shall pay directly to tha applicable authorities . Io the exoneration of Landlord, as and when due all its own personal business laxes . if any . Tenant shall provide lo Landbrd, upon request reasonable evidence demonstrating frs payment of such business laxes . ARTICLE 8 - UTILITIES 1. Payment of Public Lltillflas The Tenant shaH pay directly to Itie relevant aulhorifies for public utilities consumed on the Premises . With respect to alectrlcity more specifically . Ihe Landlord shalt provide to lha Premises electricity to a minimum of the higher of (i) eighty percent ( 80 ƒ A) of the existing electrical ¢ apacily for the Building . and distributed by the Landlord, bul exdudlng in Ihe servar rooms for which such distribution shall ba done by Tenant . or (ii) the electrical capacity of the Buildlng as incraased by the Tenant in accordance with the following sen \ enc@ . The Tenant shall have the right, at its casL to inaeeea the electrical capacity of the Premises, and Landlord shdl cooperate wllh the Tenant to Ihat effect . The Tenant shall have exdusive access (dong with the Landlord) at all times duñng the Term . ie the electrical room, whiCh shall be located in the Premises . Tenant shall pay for lhe consumption of the electricity and heat sewing the Pramlsas as of Ihe ea/fler of (a) the Commencement Oaie, and (b) lhe Early Occupancy Date . The Landlord hereby declarer that Cha Premises heve its own separate meters . 2. Payment of Other Costs W i thou t limiting Ihe gen e rality of Iha ot h er provisions h erein, including without limilation Section 2 . 1 , but for greater clarity, the Tenant shall pay directly to the relevant aulhoritiee for all telephona charges, daaning cosl for the Premises and dher utilities consumed in the Premises .

• 12 • ARTICLE 9 - MAINTENANCE AND REPAIRS 1. Tenant's Maintenance and Repairs NotwithaBndlng any contrary provblon of Law including, without llmltatlon . Articles 1854 and 166 d of the Civil Code of Ouabec, the Tenant shall maintain and keep the Premises, Induding a 4 replacements, alterations, additions and improvamenN thereto, and Including, as tha case may ba, the loading doclcs, garage doors and docl‹ kr'elers, all in god order and condition and shall perform or cause to be performed all repairs and replacements which may from time to time be required therein or thereto, including those required for lhe Premises to comply with Laws, excluding only : (a) maintenance, repairs end replacamant to the Structure; and (b) maintenance, repairs and raplacement Io tha HVAC Systam. Without limiting the Tenanl's obligations provided in the first paragraph of lhis Section g . 1 but subjacf to the Landlord's Work in Schedule "B", the Tenant . at its cost, shall ba responsible for all necassary repairs or replacements of all systems and components servicing the Premises and located in and fomlng part of the Premises, induding . without limitation . lighting and electrical systems, plumbing components and systems, sprinkler ayslams or water main or plumbing lines, chemical extinguishars and emergency lights, downpipes, drains and ebctrical, plumbing, gas, sewer and other utilities systems and equipment servicing the Premises and located within and forming part of Premises, excluding, without limitation, any underground component or any repairs or replacements requiring piercing the cement slab . The TenanL at its sole cost and expense, shall also be responsible for the garbage removal fcx • the Premises, and the shoveling of gnow around tha immediate areas surrounding the Premisea' entrances, exits, stairs and doorways . 2. Maintenance, Repaire and Replacaments by Landlord Excepl Io Ihe extent that Tenant shall be required to do so under the provisions of Section 9 . 1 , Landlord shall keep and malntaln fhe Property, inckiding Ihe Premises, in good order and condition and shall make all needed repairs and replacement thereto, of any sort whatsoever . wi 4 h diligence as a prudent owner of a similar Property would . These repairs and replacamenls shall include, without limitation : (a) repairs and replacaments to tha foundations, structural floors . exlerior waJls and windows, roof, exterior and interior skuctural alamanD, columns, bearing walls . systems of the Building and parking bt ; (bj repairs and replacements to the Building rendered necessary by virtue of faulty construction or daficient matwiala or workmanship as well as repairs and replacements covered under any warrantles fraid by the Landlord ; (c) repairs and replacements to the HVAC System; (d) the maintenance and repairs to access roads, roadways, parklng spaces and sidawalks within the perimeter of the Properly, ensure that the raadway is clean and free of obslrudions, debris or waste, ice and snow ; and (e) all nacassary repairs or replacemanfs of all systems and componants servicing the Property wnich are not located in or lemming part of the Pramises, induding, without limitation, lighting and electncal systems, plumbing components and systems, sprinkler systems or water main or plumblng lines, chemical extinguishers and emergency lights, downpipes, drains and electrical . pkimbing . gas, sewer and other utllitles systems and equlpmant serving the Property whlch are not located or foming part of Premises, such as any underground component or any repaks or raplacaments requiring piercing tha cemant slab . the cost of all of which shall fom part of lhe Operating Costs in accordance with the provisions of Section J.1(j). unless otherwise excluded therefrom pursuant theralo. 9.3 Alterations by Tanant All !he repairs, replacements, modifications, aNwations, and leasahold improvements lo lhe Premises, including fhe installatlon of any special equipment that may be requlrad by the Tenant to operate the Premises for the Pemitted Use (collectively the "Alterations”) shall be perfomed by the Tenanl, at inn cost . The Allaralions shall also include any modification . alteration, and improvements to any part of the Slrudure or of the Building's basa building systems, whelhar or not located within tha Pramises . if such Alterations are required to have the Premises fit for the Permitted Use . Tenant shall not make any Alterations without first obtaining Landlord's prior written approval which may not be unreasonably withheld . Tenant shall nd be raquirad to obtain Landlord's prior wriken approval for any minor decorations to the Premises, such as painting, wallpaper and If Alterations affact the SDucture or any of the Buildlng's basa building systems located within the Premises, including without limitation . the HVAC Systam or the electrical, mechanlcal and fuming systems, Landlord, acting reasonably . will have the right, at its own discration, to perform such worI‹ insteml of Tanant, al Tenant's cost, plus an administration fee of fiReen percent (1596) over all surh costs, subjea to costs being reasonably at market prices . Prior Io commencing any work, Tenant will submil fa Landbrd : (a) details of the proposed Altarations including drawings and specifications and when equired by Landlofd, acflng neasonabQ, amy architectural, eledñœl urd mechanical construction plans and speciflcatlong ; (b) any indemnification or security against legal hypothecs, cosls, damages and expenses Landlord reasonably requires; and (c) avldanœ lhat Tenant has oblained Ihe necessary contents, pamits, licences and inspeMions from all govemmental aulhorities having jurisdictlon . Moreover, the Tenant shall provide lhe Landlord wilh the identify of Ihe parsons or firms ihal will be performing lhe work and wi(h sucfi evtdanca of insurance as 0 s Landk›rd may require . The Landlord shal have the right, actlng reasonably, to require the Tenant to make changas to the plans proposad by the Tenant . For any work affecllng the Bullding's Slructure or systems, the Landlord shall have the right, acting reasonably, to oblige the Tenant to retain Ihe services of other contractors in order to have the work performed . provided their pricing is commercially reasonable . All persons and finns performing work in the Premises with regards to elactrical, mechanical and plumbing work shah be certihed profesdonals or shall employ only certified professionals . Altarations shaY be perlormed (i) wilh due diligence and disqatch ; (li) in a good and workmanlike manner by competent workmen ; (iii) in p 8 anœ with all applicable Laws and with me requirements of any govemmental or municipal aulhority having jurisdlction ; (iv) in accordance wilh fhe drawings and specifications approved by Landlord : and (v) to equal or exceed the then current standard for the Building . Notwithstanding any fxovision in this Lease, and without limiting Iha Tenant's liability, any repairs or replacaments to any pan of the Properly (axcludlng lhe Premises) necessitated by damages caused by the feult of the Tenant or of the Tenant's clianls, representatives, agents, empbyees . contradors . subcontractors or persons to whom Tanant pemits access to the Property of for whom the Tenant is at Law responsible, shall be tha Tenanl's responsib#ity, and if executed by the Landlord (where the damage pertains to any part of the Property that is not paA of the Premises or thai is part of the Buildlng's structure of systems located within the Premises or where the Tenant fails to perfom them in a timely manner) . all reasonable costs so incurred shell be payable by the Tenant to the Landlord upon damand, plus an administration fee of fiftaan parcent ( 15 ƒ ») over such costs The Tenant acknowledges that all work performed by il shall be for its own benefil and not for the oenefit of the Landlor‹t, Under no circumstances shall the Tenant ba considered to be perfoming the worI‹ on behal of the Landlord, including ar the mandatary or contractor of Iha Landlord . All Alteralions, when compleled, will form part of Ihe Premises, bacome the property of the Landlord as of their completion, without compensation deing due lo the Tenant therefor . Upon expiration or sooner tarminaaon of Ihe Lease . the Tenant shall remove all Alterations and deliver the Premises in the same condition as that in which Ihey were delivared at the beginning at la lnitlaJ Term unless the Landlord shall give written nolica to the Tanant that any or part of ATOOCW44837B3.¥13

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the Alterations shall remain on the Premises. Tenant shall, at its sole cost and expense, repair any damage caused by such removal.

9.4 Tenant's Allowance

As a contribution to the costs of Alterations, provided the Tenant is not then in default, the Landlord shall grant to the Tenant an allowance of FIVE DOLLARS (5.00$) per sq. ft. of the rentable area of the Premises, plus applicable taxes (the "**Tenant's Allowance**"), subject to the conditions set out below.

Provided the Tenant is not then in default to perform any of its obligations set forth in this Lease, the Tenant's Allowance shall be entirely paid to the Tenant within thirty (30) days following the date all of the following has been completed or performed: (i) the present Lease has been executed; (ii) Landlord has received all copies of third party invoices pertaining to the Alterations completed by Tenant at the Premises; (iii) all amounts due to any person having worked or contributed to the Alterations have been fully paid; (iv) all Alterations have been executed in accordance with the plans and specifications approved in advance by the Landlord and the Law; (v) the delays to register a legal hypothec pertaining to the Alterations have expired and, if a legal hypothec has been filed, such legal hypothec has been discharged by the Tenant; (vi) the Tenant has provided the Landlord with up-to-date valid certificates from the *Commission des normes, de l'équité, de la santé et de la sécurité du travail* for each and every contractor and sub-contractor who participated to the Alterations that each such contractor and sub-contractor has complied with all requirements provided by the *Occupational Health and Safety Act* and the *Act Respecting Industrial Accidents and Occupational Diseases* and is a duly registered member in good standing at the date of the certificate; (vii) the Tenant has submitted to Landlord for any disbursement of the Tenant's Allowance, an invoice addressed to the attention of any entity determined by Landlord at its sole discretion, which invoice shall contain the detail of the amount of the Tenant's Allowance requested from the Landlord, as well as Tenant's Q.S.T/G.S.T. numbers; and (viii) the Tenant has delivered to Landlord a statutory declaration of an officer of the contractor that has performed the Alterations certifying 1) that such Alterations have been "completed" in conformity with the provisions of the *Civil code of Québec* or pursuant to any other applicable legislation in the province of Québec; and 2) the veracity of the subsections (iii) to and including (v) hereinbefore mentioned.

All Landlord recoveries identified in this Lease and all charges for work performed by Landlord on Tenant's behalf will be deducted from the gross amount of the Tenant's Allowance prior to its payment by Landlord and if Landlord's recoveries and charges are in excess of the Tenant's Allowance, Tenant will be invoiced directly for the difference.

Despite anything to the contrary in this Lease, or under any Law, if Tenant takes the benefit of any Law for the protection of insolvent debtors, then an amount equal to the then unamortized part of the Tenant's Allowance (over an amortization period equal to the length of the Initial Term) on the day before the date Tenant files for such protection, plus applicable sales taxes, shall immediately be due and payable by Tenant to Landlord as Additional Rent as of such date.

9.5 Inspection

Landlord and its authorized representatives shall, after having given to Tenant a twenty-four hours prior written notice, except in the case of an emergency where no notice is required, have the right to visit and inspect the Premises during usual business hours.

9.6 Landlord's Right to Carry Out Tenant's Repairs

In the event Tenant fails to comply with the obligations set forth in Section 9.1, and despite anything to the contrary contained in this Section, the Landlord shall have the right to carry out the Tenant's repairs after giving written notice of five (5) business days to the Tenant to this effect. All costs incurred by the Landlord in so doing, together with an administration of fifteen percent (15%) over such costs, shall be payable by the Tenant to Landlord as Additional Rent on demand.

Notwithstanding the foregoing, in the event any work or action is urgently required Landlord may proceed with such reasonable steps as in its discretion are deemed by it to be necessary for the protection and preservation of the Premises or the Building without any prior written notice.

9.7 Modifications to the Property

Subject to the Landlord's obligations under the second paragraph of Section 9.8, none of the provisions of this Lease or the Law shall be interpreted as imposing a restriction on the Landlord's

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right to modify the Property, excluding the Premises or the Parking Spaces, in any manner whatsoever, including by building or removing structures or premises or by changing the use of the Property (in all cases excluding, for clarity, the Parking Spaces and Premises, whose use and location shall not be affected), its appearance, the activities carried on, or any other characteristic of the Property (excluding in all cases, the Premises and the Parking Spaces).

9.8 Consequence of Entry or of Modifications by the Landlord

For clarity and subject to the provisions of this Lease, no entry by the Landlord to inspect or perform work in the Premises and no modifications to the Property, in each case to the extent same is done in accordance with this Lease, shall be construed as an eviction, a default by the Landlord to provide peaceable enjoyment of the Premises by the Tenant nor shall it be deemed to constitute a change of form or destination nor shall it affect the validity of the Lease in any way; the Tenant hereby waiving its rights and recourses against the Landlord in that regard.

Should Landlord make any changes to the Property pursuant to Sections 9.2, 9.6 or 9.7 or perform any work in the Premises as may be required for Landlord to fulfill its obligations under this Lease or the Law, such changes or work shall not constitute an eviction, actual or presumed, nor a failure from Landlord to fulfill its obligation to provide peaceable enjoyment, nor shall it constitute a change of form or destination, and will not affect the validity of the Lease in any manner whatsoever, Tenant hereby waiving any right it may have pursuant to these changes or the performance of such work, and waiving any right it may have to claim for damages or for a reduction of Rent to the full extent permitted by law, provided the Landlord acts reasonably, diligently and promptly to complete such changes or work and in a manner to least interfere with the Tenant's operations in the Premises and use of Parking Spaces as is commercially reasonable for the Landlord to do so.

ARTICLE 10 – ENVIRONMENT

The Landlord declares that to the best of its knowledge as at the date hereof, the asbestos affecting the Property was either removed and for such portions not accessible, properly encapsulated, the whole as required by applicable environmental legislation. The Landlord has remitted to the Tenant copy of the conformity letter dated April 30, 2019, by Eric Fortier from ING Inc. confirming the treatment of the asbestos (the "**Conformity Letter**"). However, the Tenant recognizes that copy of this Conformity Letter is remitted to the Tenant without the Landlord making any representations nor offering any guarantee whatsoever as to the exactitude of the Conformity Letter.

The Landlord declares that to the best of its knowledge as at the date hereof, the Property is free from any asbestos not treated as per the requirements of applicable environmental legislation or any other contaminants and hazardous substances and materials (collectively: the "**Existing Contamination**").

Notwithstanding any provision in this Lease, including Section 2.2, in the event that any Existing Contamination is found during the Term (including without limitation asbestos), Landlord agrees to promptly remove or otherwise handle, at its cost, any such Existing Contamination to the extent required by the applicable Laws, but the Landlord shall not be liable for any damages this may cause to the Tenant other than the costs recoverable pursuant to this Section 10. For clarity, the Landlord's obligation to remove or otherwise handle any Existing Contamination, includes the obligation to reimburse the Tenant for any increase in construction costs incurred by the Tenant due to the performance of any work under asbestos conditions, including notably the performance of the initial leasehold improvements, provided such costs are reasonably at market prices.

Also, for the purposes of not disturbing the Tenant's operations within the Premises, should the Landlord fail to abide by its covenant in the foregoing sentence, the Tenant shall have the right, after giving Landlord a fifteen (15) day prior written notice, to cause the removal or handling of any such Existing Contamination and recover the reasonable costs thereof from the Landlord (including through deduction from the Rent payments).

The Tenant shall not use hazardous materials or allow them to be used in connection with its activities, except in strict compliance with all applicable environmental laws and, in such a case, it agrees to take the appropriate steps respecting the acquisition, handling, storage, use and disposal thereof.

The Tenant agrees that the emission, transportation, deposit, dispersion, release or disposal by it of any hazardous material or waste (including waste water and oil) into the ground, atmosphere, water or above water, shall comply with all applicable environmental laws and where applicable,

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It agrees to obtain all necessary authorizations in such regard from the relevant authorities and, where required, to file the necessary declarations with the relevant authorities.

The Tenant shall notify the Landlord without delay of any discharge or presence inside or outside the Premises of any pollutant, contaminant or other hazardous materials, as defined by the environmental laws.

Without limiting the generality of the foregoing, the Tenant shall be liable for any damage or loss of any kind whatsoever to the Premises and to the Property as a result of the violation of the applicable environmental laws by the Tenant or the Tenant's clients, representatives, agents, employees, contractors, subcontractors or persons for whom the Tenant is at Law responsible.

ARTICLE 11 - INSURANCE

11.1 Landlord's Insurance

Landlord shall at all times during the Term, have and maintain in full force and effect, all fire and other risk insurance on the Building, liability and boiler insurance and all other insurances against such occurrences and in such amounts and on terms and conditions as would a prudent owner of a building similar to the Building.

11.2 Tenant's Insurance

Tenant shall take out and keep in full force and effect in the name of Tenant, Landlord and Landlord's hypothecary creditors, as their respective interests may appear, the following insurance:

(a) all risks insurance upon property owned by Tenant and located on the Premises, including inventory, furniture, furnishings and any alteration or addition to the Building installed by Tenant, for the full replacement cost thereof;

(b) Comprehensive or Commercial General Liability insurance with respect to the Premises, with inclusive limits of not less than FIVE MILLION DOLLARS ($5,000,000) for bodily injury (including death) to any one or more persons or property damage; and

(c) such other forms of insurance as Landlord or Landlord's hypothecary creditors, in both cases acting reasonably, may consider advisable.

All Tenant's insurance policies shall:

(a) contain a waiver of any subrogation rights which Tenant's insurer may have against the Landlord, except in case of fault or negligence by the Landlord;

(b) name the Landlord as additional insured; and

(c) contain a provision where the Landlord will be notified in writing by the incumbent insurers or insurance brokers of any cancellation of the insurance policies at least thirty (30) days before such cancellation becomes effective.

11.3 Proof of Tenant's Insurance

Tenant shall deliver to Landlord upon demand and in any event before occupancy of the Premises by the Tenant certificates from Tenant's insurers confirming that the insurance referred to in Section 11.2 has been placed.

ARTICLE 12 - DAMAGE, DESTRUCTION AND EXPROPRIATION

12.1 Damage and Destruction

If the Building and/or the Premises shall at any time during the Term be totally or partially destroyed or damaged to the extent that the Premises are inaccessible or unusable by the Tenant for the Permitted Use, the Landlord shall notify the other party, within thirty (30) days of the occurrence that, in the reasonable opinion of the Landlord's architect:

(a) such damage may not be repaired within one hundred and eighty (180) days of the occurrence thereof, in which case either Landlord or Tenant shall be entitled to terminate this Lease by giving to the other party a notice to this effect within ten (10) days of the receipt of such opinion; in the event this Lease is not terminated, Landlord shall promptly

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” " and dihgently carry out such repairs, exc|uding the Alterations which shall be perfomed by the Tenant at the Tenant's cost; (b) such damage may ba repaired wilhln one hundred and eighty (180) days of the occurrence thereof, in which case Landlord shall promptly and diligently carry out such repairs, Whenever Landlord has la carry out repairs in accordance with thh Sectlon, the Rent shall be suspended from the data of Ihe occurrence unfit tha Tenant can access and use the Premisas for lhe Permitted Use, in the proportion fhat the unusable portion of the Premises bears to lhe total rentable area of lhe Premises . Nohvithslandlng the foragoing, if, as of be dale of the occurrence . thare are one hundred and aighty (180) days or less remaining to the Term, Landlord shall nol be obligated to repair (he damage and Tenant shall be entitled to immediately terminate the Lease by giving Landlord a wriden notice to lhat effect . 2. Payment of Rent If Landlord shall be required to repair the Building and/or the Premises in accordance with Iha provisions of Section 12 . 1 then the Rem shall be suspended from the date of the occurrence until Ihe date of completion of such repairs in the proportion ihat the area of \ he Premises so destroyed or damaged bears fo the lotal area of the Premises . 3. Exproprlation If at any lime during the Term any portion of the Progeny shall be acquired or expropriated, or if access la lhe Building or any part thereof shall, in the reasonable opinion of the Landlord, be materially affected by any such acquisition or expropriation . Ihen in any of such evenis, Landlord shall have the option to terminals lhis Lease as of lhe date of tha acquisition or exgroprialion by dellvering to lie Tenant a notice to this effect . If Landlord shall elect to so terminate the Lease, lhe Tenant shall pay to the Landlord all the Rent accrued to such date . ARTICLE 13 - ASSIGNMENT AND SLIBLEASE The Tenant shall nol assign or transfer its righls hereunder . nor sublease or permit the occupancy by any olhar pariy of any portion of the Premises during lhe Tern, without Lhe prior written consent of the Landlord . which consent shall not be unreasonably withheld . For ltie purposes hereof, (i) a transfer“ means any of ihe following : lhe assignment or transfer of the Lease or the rights in lhe Lease ; the sublease or occupancy of \ he Premises or any portion thereof, and any change In the control of the Tenant by way of corporate reorganization or Bale of its shares . and (li) a - Transferee” means an assignee, transferee, sublessee or any third oarty person occupying the Premises . The Landlord's refusal to grant the Tenant the prior wntten consent will ba considered reasonaole (and Ihis does nol restrict in any way Ihe rignt of refusal for any other raason) including : (a) where the Tenant is in default under lhe Lease; and (b) where the proposed Transferee does not meet Ihe Landlord's commerclally reasonable requirements wilh regards la ils financial status . reputation and its business experience or the type or quality of the business it wanls to conduct in the Premises . The Tenant shall deliver to the Landlord, no less than thirty (30) days prior to tha date of Ihe proposed Transfer, the name and address of the proposed Transferee, as well as information on the nature of its businass, ils credit references, all the modalitias and conditions of the proposed Transfer as well as any otner infomal 1 on the Landlord may reasonably require to take its decision . Any consent by the Landlord shall be subject Io the Tenant and tha Transferee executing, prior lo the Transfer being made, an agreement with the Landlord agreeing that the Transferee, from and after the elective date of Itie Transfer ; (i) shell be bound by all the tems of lhis Lease, and (il) shall renounce to ils rlghts under 1 B 76 of the Civil Code of Québec . In the even! the Tenant receives directly or indireclly, in virtue of a Transfer, a ram . in the form of money . goods, serviœs a otherwise, Ihe value o f which is higher khan the aggregate of the Basic Rent and tha Additional Rent payable i o lhe Landlord under the Lease for the Premises (or for the portion *zansferred), the Tenant shaft pay the excess amounl of rent to the Landlord, as Adj R pon receipt of such rents .

1B - The Landlord may, at any time durlng the Term, elect to receive directly from the Transferee all sums dua and payable by the Transferee to the Tenant pumuent to the Transfer (the "Landlord's Right to EleO“) . Upen receipt of a nogce from the Landlord to the effect Ihat the Landbrd exercises the Landlord's Right to Elect, the Transferee shall thereafter pay all sums due and payable by the Transferee Io the Tenent dlrectly to the Landlord on the terms and conditions set forth in lhe Lease or as otherwise detemined by lhe Landlord in the notice . The amounts so paid by the Transferee and actually received by the Landlord shah be credited against the Tenant's monetary obligations under thls Lease . In the evenl of a Transfer, the Tenant shall remain solldarily liable with the assignee or sublessae wilh resped to all Tenant's obligations under the Lease, until expiry of the then current Tern, exdudlng for clarity any extension of Ihe Term through any renewals by the Transferee . ARTICLE 14 - RIGHT QF FIRST OFFER Inlentionally deletad . ARTICLE 15 • NON - MABILITY AND INDEMNITY The Landlord shell not be liable to the Tenant, the Tenanl's agents, representatives, employaes, directors and officers, customers or guasls for any damage or loss occurring for any reason in the Premises or in the Building as a result of any acl or omission of any kind whalsoaver and by anybody, save and except if the damage or loss results from the default under this Lease by (to lhe axtanf as provided in the Lease), or the fault or the negligence of lhe Landlord, ils agents, employees, represanta \ ives or any other person for which the Landlord Is legally responsible . More panicularly, bul without limitation, \ he Landlord shall nd be so liable for any damages or losses to the assets of the Tenant or of any olher parson located in the Premises or in the Building, again save and except if the damage or loss results from the defaull under this Lease by (to the extent as provided in the Lease) . or the fault or the negligence of the Landbrd . its agents, employaes, repraaentatives or any other parson for which the Landlord Is legally responsible (which shall not include, for greater certainty, any third party contractors hired by Ihe Landlord) . The Tenant will indemnify Ihe Landlord and its agents and employaas against any claim, adion, Proceeding, liability, loss, damage . and expense, indudlng reasonable atlaney's fees, directly arising from : (a) any breach . violalion . or non - perfomanre of any covenant . condition or agreement in this Lease lo be fulfilled, kapL observed or perfomed by Ihe Tenant ; (b) any environmental comamination at or from the Property occurring during the Tern caused solely by the use or occupation of the Premises by the Tenant or by persons the Tenant givn access to, indudlng without limitation, the Tenant's dients . represenlalives, agents, employees, contractors . subcontraaors or persons for whom the Tenant is at Law responsible ; (c) any injury to person or persons, including death resuming at any time therefrom, occurring in or about the Premises as a result of the exercise of rights in respect thereof under this Lease by ihe Tenant or the Tenant's events, representatives, agents . employees . confiaetora, subcontractors re persons for whom the Tenant ig at Law responsible ; and (d) any damage Io or bss of property caused by the default under this Lease by, or the faull or the negligance of lhe Tenant or the Tenanl's clients, raprasentatives . agents, employees, contradors, subcontractors or persons for whom the Tenant is at Law rasponsible . however . no provision of this Lease wgl requira the Tenant lo indemnify the Landbrd, its agents or amployees agalnsł any actlons, causes of actlon, suits, damagas, loss, costs, daims, or demands ańsing out of lhe fauk or negligence of tha Landlord, its agents, or employees . This Articla 15 shall gurvive the oxpiratiDn of the Term of lhis Lease . ARTICLE 18 - DEFAULT 16.1 Event of Default An "Event of Defaulf' shall be considered to have occurred when any one or more of the following happens : NATDOM‹*0ń90v13

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(a) (Intentionally deleted);

(b) Tenant fails to pay any Rent when it is due and such failure continues for ten (10) days after Tenant received a notice from Landlord to the Tenant specifying the failure;

(c) Tenant fails to provide and maintain the Letter of Credit in accordance with the terms and conditions set forth in Article 6;

(d) Tenant fails to observe or perform any other of the terms, covenants, conditions or agreements contained in this Lease and such failure continues for twenty (20) days after Tenant received notice from the Landlord to the Tenant specifying the failure (except as set out in paragraphs a), c) and e) to m) of this Section 16.1, where no notice is required);

(e) this Lease or any of Tenant's assets, movable or equipment are taken or seized by any creditor;

(f) a writ of seizure or execution is issued against the goods, assets or equipment of Tenant;

(g) Tenant makes a sale in bulk of all or a substantial portion of its assets or a sale of its shares other than in a transfer approved by Landlord;

(h) the Premises are used or occupied for purposes other than the Permitted Use;

(i) the Premises are used by any person other than those persons entitled to use them under this Lease;

(j) Tenant makes an assignment for the benefit of creditors or commits any act of bankruptcy as defined in the *Bankruptcy and Insolvency Act* (Canada) or any successor of it, or becomes bankrupt or insolvent or takes the benefit of any legislation now or hereafter in force for bankrupt or insolvent debtors;

(k) an order is made for the winding up or liquidation of Tenant, or Tenant voluntarily commences winding-up procedures for liquidation;

(l) an order or appointment is made for a receiver or a receiver and manager of all of the assets or undertaking of Tenant; or

(m) any insurance policy covering any part of the Property is, or is threatened to be, cancelled or adversely changed or the premium cost is, or may be, significantly increased as a result of any act or omission by Tenant or any person for whom Tenant is responsible in law.

16.2 Rights of Landlord

(a) Penalty for Delay

(Intentionally deleted).

(b) Right to Resiliate

In case of an Event of Default, the Landlord shall have the right to resiliate the Lease (the "**Right to Resiliate**") upon sending a written notice to the Tenant to that effect (the "**Resiliation Notice**"), the whole without prejudice to its other rights and recourses provided in this Lease. The resiliation of the Lease shall take effect ten (10) business days after the Tenant's receipt of the Resiliation Notice, unless the Tenant has cured the Event of Default, prior to the expiration of the ten (10) business day delay, without the necessity of any other notice or judicial process ; the Tenant renouncing to its right to cure the default prior to a judgment being rendered pursuant to Article 1883 of the *Civil code of Québec*.

(c) Right to Cure Tenant's Default

If Tenant shall fail to execute any obligation which it has assumed under this Lease, Landlord shall be entitled, after Tenant has received the notice required to be given under paragraphs 16.1(b) and (d) as the case may be, to fulfill or cause to be fulfilled any or part of the obligations of the Tenant. The Tenant shall pay to the Landlord, upon demand, the amounts expended in accordance with the provisions of this Section, with interest thereon at the Prime Rate plus four percent (4%) per annum calculated from the date of payment of such amounts. The Landlord shall incur no liability whatsoever to the Tenant for damage or loss resulting from the performance of the obligations of the Tenant.

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ARTICLE 17 - SIGNS

17.1 Tenant may install signs

Tenant shall have the right during the Term to install and display at Tenant's cost signs upon the Premises in conformity with the Law and the Landlords signage policies, with prior written approval of Landlord which may not be unreasonably delayed or withheld.

ARTICLE 18 - GENERAL PROVISIONS

18.1 Quiet Enjoyment

Landlord covenants with Tenant that so long as Tenant complies with the terms of this Lease, Tenant may occupy and enjoy the Premises without any interruption from Landlord or other tenants of Landlord.

18.2 Registration

Tenant shall, at its cost, have the right to publish the Lease by notice, the whole in conformity with article 2999.1 of the *Civil Code of Québec*. Such notice shall not contain any mention of the Rent or other financial conditions contained in the Lease and shall be submitted to Landlord for prior approval. Within thirty (30) days after the end of the Term, Tenant shall cancel at its expense the publication of such notice. In the event Tenant fails to cancel the said publication, Tenant hereby expressly and irrevocably appoints Landlord as attorney for Tenant with full power and authority to cancel such notice and to execute and deliver in the name of Tenant any instruments or certificates required for such purpose, the whole at Tenant's cost.

18.3 Brokerage Commissions

Landlord and Tenant represent and warrant to each other that the only brokerage agency involved in this transaction is CBRE Limited. Landlord shall be responsible for the payment of the brokerage commission of CBRE Limited, to the complete exoneration of the Tenant, and as per the separate agreement made between the Landlord and CBRE Limited. The Tenant shall indemnify and hold the Landlord harmless for any claims for any broker, agent or other representatives other than CBRE Limited hired or retained by the Tenant with regard to the present transaction. The Landlord shall indemnify and hold the Tenant harmless for any claims for any broker, agent or other representatives other than CBRE Limited hired or retained by the Landlord with regard to the present transaction.

18.4 Entire Agreement

This Lease replaces and revokes any and all previous agreements, written or oral, between Landlord and Tenant, and constitutes the entire agreement between Landlord and Tenant as to the matters herein contemplated. This Lease may only be modified by a writing signed by Landlord and Tenant.

18.5 Renunciation

In the case of an Event of Default, once the Landlord has exercised its Right to Resiliate or has instituted legal proceedings to cancel or resiliate, or to ratify the cancellation or resiliation, of the present Lease, than notwithstanding any Law or custom to the contrary, Tenant shall not be able to impede such cancellation or resiliation by correcting its failures once the Lease has been resiliated pursuant to Section 16.2 or once legal proceedings have been instituted and Tenant hereby renounces to the provisions of article 1883 of the Quebec Civil Code.

Tenant also hereby renounces to the rights and benefits it may have pursuant to Articles 1854 (2nd paragraph), 1859, 1861, 1863 (2nd paragraph), 1867, 1868 (2nd paragraph), 1881 and 1883 1881 and 1883 of the Civil Code of Quebec or any successor or replacement legislation.

18.6 Rights Cumulative

The rights and recourses of Landlord hereunder shall be cumulative and not alternative, unless otherwise expressly provided for herein.

18.7 Fortuitous Event

Notwithstanding anything to the contrary contained herein, if either Landlord or Tenant is bona fide delayed or hindered in or prevented from the performance of any term or obligation required

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• 21 • hereunder (axcept the Tenant's obligation of payment of Rent which shall never be eased) by reason of a fortuitous avent or foroe majeure, then perfowianea of auch tarn or obllgatlon shall be excuaed for tha pwiod of Ihe deby and the party in question shell be entlged to perfonn such term or ob £ gation wilhin the appropriate deley after tha axplra of such delay . The waiver by eithar Landlord or Tenant of any baach of any tarm, obligation or condition herein untamed shak not be deemed a waiver of such tern, obllgadon or contltlon a of any subsequent bra+ch of same or of any of the tern, obggetion or condition harein contalned . No term, obllgalion or condition hereof is deemed to have been wah/ed by tha party in whoae fa • our it is stipulated, unless such waiver be in writing . Landlord and Tenant shall upon demand sign and cause to be slgned any document, and parfom and cause to ba performed any act, necascary or useM to give full affed la the iment and terms of ¥ 'iis Lease . t& 10 Confldentlallty Both partlas agree not to discbse Io any person the tema of this Agraerr›ent, axcapt to their Orofesaional advisors and audllors, if any . who alao agree to keap It confidential or excapl to a government body as required by applicable low or a couA of compatent juriedictlou . Both parbea also egree to maintain any information they may have or come into poaaession in the utmost of confidence . IB . 11 Notlces Any notice, demand, request or other wrigng which may be or ia requlred to be given under thB Laase shall be in writing and may be delivered by email, in person or sent by registered mail, postage prepaid, and shah be addressed aa follows : (a) if to Landlord: 266 King Street Wesl, Suite 405 Toronto, Ontario, MSV 1H8 Atlenüon: Paul Homack Email: (b) ir lo Tenant: 20 Dasch0nes Street Seint - Ouentin, New Brunævlch, E8A 1M1 Attenôon: the Director of Operatlona Email: deb@globo.tech Attention: the Diædor of Operations ErnaJl: deb@globo.tach finy such noble, demand, request or wrilïng shall be œnckisively deemed to have beæi given or made on the day upon which such noücs, damand, æqueat ar writing la delivæed or emailed or, if mailed, then on the th ¥ d business day fogowing Ihe date of malling, as the æse may be . Either party may at any time give notiœ In wriông to the other of any change of address of the pany gMg such n ¢ Klco and from and aller the giuing of such notlœ, the addroes thaæln speafled shall be deemed lo be the addræs of such party fer the glving of ro ¥ ces hereunder .

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18.12 Estoppel Certificate

Within ten (10) days following the Landlord's written request thereof, the Tenant shall execute and deliver to the Landlord or to any other person designated by the Landlord an Estoppel Certificate with respect to the Lease and the Premises.

18.13 Governing Law

This Lease shall be governed and construed in accordance with the laws of the Province of Québec.

18.14 Counterparts

This Lease, and any other agreement delivered in connection therewith, and any amendments thereto, may be executed in any number of counterparts with the same effect as if all Parties to this Lease, or to such other agreement or amendment, as the case may be, had signed the same document, and all counterparts will be construed together and constitute one and the same instrument.

18.15 Execution by electronic means

This Lease and any other agreement delivered in connection therewith, and any amendments thereto, may be executed by electronic copy in a portable document format or such similar format and if so executed and transmitted, will be for all purposes as effective as if the Parties had delivered an executed original of this Lease, or such other agreement or amendment, as the case may be, and shall be deemed to be made when the receiving party confirms this Lease, or such agreement or amendment, as the case may be, to the requesting Party by electronic copy in a portable document format or such similar format. A Party sending an electronic copy shall thereafter send or deliver the original document to the receiver of such electronic copy.

18.16 Language

The parties hereto acknowledge to have requested that this Lease and all documents related thereto be drafted in English. Les parties aux présentes reconnaissent avoir requis que le présent bail ainsi que tous les documents qui y sont reliés soient rédigés en anglais.

[The signatures follow on next page.]

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BIONED at the City of Toronto, Provinœ of Ontario, thls day of Merch 2020. BEOFORD STORAGE LIMITED PAxT«ERSt«P, BEDFORD . a« SELF STORAGE Landlord SIONED at the City of Montreal, Province of Quebac, this 16º' dey ri Merch 20Z0. NWORXS MANAGEMENT CORP., as Tenant " am« - Si+uriy I.eueeque Title: DireÔor of Operations

SCHEDULE "A" She Ran of the Property

SCHEDULE "B"

Landlord's Work

The Landlord shall carry out, at its sole cost and expense, the following work which shall be carried out in accordance with the applicable building codes and good industry practice and which shall be substantially completed no later than the dates set out below:

(a) Premises shall be demised with cinder block (minimum 12 feet high) and according to the applicable requirements of the building code(s) no later than six weeks from the signature hereof by all parties;

(b) The roof membrane above (i) the Premises and (ii) premises immediately adjacent thereto shall be redone by no later than May 31, 2020;

(c) Premises shall be demised with a separating wall delimiting the Premises from the rest of the Building no later than six weeks from the signature hereof by all parties;

(d) Landlord shall assure that the warehouse floors have been cleaned no later than six weeks from the signature hereof by all parties;

(e) Landlord shall provide to the Premises electricity of a minimum capacity to be eighty percent (80%) of the existing electrical capacity for the Building, the whole no later than six weeks from the signature hereof by all parties;

(f) The electrical entrance shall be modified and repaired to render it code compliant (Hydro copper is line is currently exposed) no later than six weeks from the signature hereof by all parties;

(g) Subject to the above, Landlord shall deliver, on the Commencement Date, the Premises with all building systems in good working order including roof, mechanical, lighting, electrical, plumbing, HVAC System, loading docks, levelers, walls, doors and with no cracked windows. Without limiting the generality of the foregoing, the Landlord undertakes to have the roof replaced in its entirety no later than May 31, 2020 and to render the electrical entrance code compliant by the date set out for such work further above.

(collectively: the "**Landlord's Work**").

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SCHEDULE ƒ C - 1 -

TWO (3t ReSEavcO HxNDicAP PAnxiNO sPAGEa

SCHEDucE •C - a ƒ TEN (10) GENERAL PARKING CPACES